UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 28, 2016

ENTERPRISE PRODUCTS PARTNERS L.P.
(Exact name of registrant as specified in its charter)

Delaware	1-14323	76-0568219
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

1100 Louisiana Street, 10th Floor, Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:  (713) 381-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.  Results of Operations and Financial Condition.

On April 28, 2016, Enterprise Products Partners L.P. ("Enterprise") (NYSE:EPD) issued a press release announcing its financial and operating results for the three months ended March 31, 2016, and will hold a webcast conference call discussing those results.  A copy of the earnings press release is furnished as Exhibit 99.1 to this Current Report, which is hereby incorporated by reference into this Item 2.02. The webcast conference call will be archived and available for replay on Enterprise's website at www.enterpriseproducts.com for 90 days.

Item 8.01.  Other Events.

The information presented in this Item 8.01 has not been reviewed by our independent auditors and is subject to revision as we prepare our consolidated financial statements as of and for the three months ended March 31, 2016.  This information is not a comprehensive statement of our financial results for the quarterly period ended March 31, 2016, and our actual results may differ materially from these estimates as a result of the completion of our financial closing process, final adjustments (if any) and other developments arising between now and the time that our financial results for the three months ended March 31, 2016 are finalized.

References to "EFS Midstream" in this Current Report mean EFS Midstream LLC, which we acquired effective July 1, 2015.

Forward-Looking Statements

This Current Report includes forward-looking statements.  Except for the historical information contained herein, the matters discussed in this Current Report are forward-looking statements that involve certain risks and uncertainties, such as Enterprise's expectations regarding future results, capital expenditures, project completions, liquidity and financial market conditions.  These risks and uncertainties include, among other things, insufficient cash from operations, adverse market conditions, governmental regulations and other factors discussed in Enterprise's filings with the U.S. Securities and Exchange Commission.  If any of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected.  Enterprise disclaims any intention or obligation to update publicly or reverse such statements, whether as a result of new information, future events or otherwise.

Condensed Consolidated Financial Highlights – First Quarter 2016 Results (Unaudited)

On April 28, 2016, Enterprise announced its consolidated financial results for the three months ended March 31, 2016.  The following table presents condensed consolidated financial highlights for the periods and at the dates indicated (dollars in millions, except per unit amounts):

	For the Three Months Ended March 31,
	2016	2015
	(Unaudited)
Selected Income Statement Data:
Revenues	$5,005.3	$7,472.5
Costs and expenses	4,190.8	6,665.7
Equity in income of unconsolidated affiliates	101.1	89.2
Operating income	915.6	896.0
Interest expense	240.6	239.1
Provision for income taxes	8.4	6.8
Net income	670.2	650.6
Net income attributable to noncontrolling interests	9.0	14.5
Net income attributable to limited partners	661.2	636.1

Earnings per unit, fully diluted	$0.32	$0.32

Non-GAAP Gross Operating Margin by Segment:
NGL Pipelines & Services	$783.7	$695.2
Crude Oil Pipelines & Services	202.3	214.0
Natural Gas Pipelines & Services	177.7	204.5
Petrochemical & Refined Products Services	154.8	174.6
Offshore Pipelines & Services	--	46.1
Total gross operating margin	$1,318.5	$1,334.4

	March 31,	December 31,
	2016	2015
	(Unaudited)
Selected Balance Sheet Data:
Cash and cash equivalents (unrestricted)	$160.6	$19.0
Total assets	49,737.4	48,802.2
Total debt principal outstanding, including current maturities	22,946.4	22,738.5
Partners' equity	21,128.9	20,295.1
Noncontrolling interests	217.4	206.0

Earnings per unit amounts discussed in this Item 8.01 are on a fully diluted basis.

For the first quarter of 2016, depreciation, amortization and accretion expenses totaled $382 million, cash distributions received from unconsolidated affiliates were $116 million and non-cash gains attributable to changes in the fair value of the Liquidity Option Agreement were $2 million.  In addition, for the first quarter of 2016, our total capital investments were approximately $1.1 billion, which includes $59 million of sustaining capital expenditures.

Review of First Quarter 2016 Segment Performance

NGL Pipelines & Services
Gross operating margin for the NGL Pipelines & Services segment increased 13 percent to $784 million for the first quarter of 2016 from $695 million for the first quarter of 2015.

Enterprise's natural gas processing and related natural gas liquids ("NGL") marketing business generated gross operating margin of $234 million for the first quarter of 2016 compared to $240 million for the first quarter of 2015.  Gross operating margin from the partnership's natural gas processing plants decreased approximately $43 million primarily due to lower processing margins.  Partially offsetting this decline was a $37 million increase in gross operating margin from Enterprise's NGL marketing business, which benefited from an increase in liquefied petroleum gas ("LPG") export terminaling volumes.  Enterprise's natural gas processing plants reported fee-based processing volumes of 4.8 billion cubic feet per day ("Bcf/d") in both the first quarters of 2016 and 2015.  Enterprise's equity NGL production increased 8 percent to 145 thousand barrels per day ("MBPD") for the first quarter of 2016, primarily due to higher recoveries of ethane by the partnership's processing plants in the Rockies.

Gross operating margin from the partnership's NGL pipelines and storage business increased $98 million, or 30 percent, to $427 million for the first quarter of 2016 compared to the first quarter of last year.  A combined 313 MBPD increase in NGL transportation volumes from the partnership's ATEX and Aegis ethane pipelines; Mid-America, Seminole and South Texas NGL pipeline systems; Texas Express & Front Range Pipelines; and Lou-Tex NGL Pipeline led to an aggregate $55 million increase in gross operating margin from these pipelines.  The third and final segment of the Aegis Ethane Pipeline was completed in December 2015.

The partnership's LPG import/export terminal on the Houston Ship Channel and related pipeline reported a $34 million increase in gross operating margin for the first quarter of 2016 compared to the first quarter of 2015 primarily due to a 197 MBPD increase in export loading volumes.  The loading capacity of the LPG export terminal increased from 7.5 million to 9 million barrels per month in April 2015, and further to 16 million barrels per month in January 2016.

NGL pipeline transportation volumes were a record 3.0 million barrels per day ("BPD") for the first quarter of 2016 compared to 2.4 million BPD for the same quarter of 2015.  The partnership's total NGL marine terminal loading and unloading volumes were a record 456 MBPD for the first quarter of 2016 compared to 263 MBPD for the first quarter of 2015.

Enterprise's NGL fractionation business reported gross operating margin of $123 million for the first quarter of 2016 compared to $127 million for the first quarter of 2015.  The decrease was primarily due to lower revenues from product blending and other fees at the partnership's Mont Belvieu fractionators.  Total fractionation volumes increased 5 percent to 836 MBPD for the first quarter of 2016 from 798 MBPD in the first quarter of 2015.

Crude Oil Pipelines & Services
Gross operating margin from the partnership's Crude Oil Pipelines & Services segment was $202 million for the first quarter of 2016 compared to $214 million for the first quarter of 2015.  Total crude oil pipeline volumes were 1.4 million BPD for both the first quarters of 2016 and 2015.  Total crude oil marine terminal loading and unloading volumes decreased to 479 MBPD in the first quarter of 2016 from 644 MBPD for the first quarter of 2015, primarily due to lower imports.

The EFS Midstream assets, which were acquired effective July 1, 2015, contributed $53 million of gross operating margin in the first quarter of 2016.  Gross operating margin attributable to Enterprise's ownership in the Seaway Crude Pipeline increased $11 million in the first quarter of 2016 compared to the same quarter in 2015 primarily due to the recognition of previously deferred revenues as a result of the Federal Energy Regulatory Commission's rulings in February 2016 regarding Seaway's uncommitted rates.  Net to our interest, volumes on the Seaway Pipeline System increased 3 percent to 581 MBPD for the first quarter of 2016.

Gross operating margin from the Houston Ship Channel crude oil terminal increased $10 million in the first quarter of 2016 compared to the first quarter of 2015, primarily due to a 44 MBPD increase in loading volumes, and higher revenues from 1.2 million barrels of new storage capacity placed into service in fourth quarter 2015.  Enterprise's

Eagle Ford joint venture pipeline and ECHO crude oil terminal reported a combined $13 million increase in gross operating margin for the first quarter of 2016 compared to the first quarter of 2015.

Enterprise's South Texas Crude Oil Pipeline System reported a $24 million decrease in gross operating margin for the first quarter of 2016 compared to the first quarter of 2015 due to lower volumes and fees.  Pipeline volumes decreased by 76 MBPD, or 24 percent, to 238 MBPD for the first quarter of 2016 compared to the same quarter of last year.

Gross operating margin from Enterprise's crude oil marketing and related activities decreased $70 million in the first quarter of 2016 compared to the first quarter of 2015, primarily attributable to lower sales margins as well as $13 million of non-cash, mark-to-market losses on financial instruments related to blending activities.  As a result of lower crude oil prices, regional price spreads were less than the costs incurred by our marketing business, such as transportation costs on the Seaway pipeline.  Enterprise's crude oil marketing business has contracted for 75 MBPD of firm capacity on Seaway of which 25 MBPD of capacity terminates June 1, 2017 and the remaining 50 MBPD terminates February 1, 2018.  Sales margins on Seaway-related capacity were $31 million lower in first quarter 2016 compared to first quarter 2015.

Natural Gas Pipelines & Services
Enterprise's Natural Gas Pipelines & Services segment reported gross operating margin of $178 million for the first quarter of 2016 compared to $205 million for the first quarter of 2015.  Total natural gas transportation volumes were 11.9 trillion British thermal units per day ("TBtud") for the first quarter of 2016 compared to 12.5 TBtud for the first quarter of last year.

The Texas Intrastate system reported gross operating margin of $85 million for the first quarter of 2016 compared to $94 million for the first quarter of 2015.  Natural gas pipeline volumes for this system were 4.9 TBtud for the first quarter of 2016 compared to 5.2 TBtud for the first quarter of last year.

The Acadian Gas and Piceance Basin Gathering systems reported a combined $7 million decrease in gross operating margin for the first quarter of 2016 compared to the same quarter of last year, primarily due to lower fees.  Gross operating margin for the San Juan Gathering system decreased by $6 million for the first quarter of 2016 compared to the first quarter of 2015 primarily due to a 98 BBtus/d decrease in gathering volumes and lower gathering fees, which are indexed to regional natural gas prices.

Petrochemical & Refined Products Services
Gross operating margin for the Petrochemical & Refined Products Services segment was $155 million for the first quarter of 2016 compared to $175 million for the first quarter of 2015.  Total segment pipeline transportation volumes increased 15 percent to a record 852 MBPD for the first quarter of 2016 from 738 MBPD for the same quarter of 2015.

The partnership's propylene business reported gross operating margin of $52 million for the first quarter of 2016 compared to $64 million for the first quarter of 2015.  The decrease was primarily due to lower sales margins.  Propylene fractionation volumes were 69 MBPD for the first quarter of 2016 compared to 74 MBPD for the same quarter of 2015.

Enterprise's refined products pipelines and related services business reported gross operating margin of $87 million for the first quarter of 2016 compared to $86 million for the first quarter of 2015.  Total refined products and petrochemical marine terminal loading and unloading volumes increased 7 percent to 347 MBPD for the first quarter of 2016 compared to 324 MBPD for the first quarter of last year.

Gross operating margin for Enterprise's octane enhancement and high-purity isobutylene business decreased $11 million to a net loss of $10 million for the first quarter of 2016, primarily due to lower sales margins and volumes.  The partnership's octane enhancement facility was out of service for extended periods during the first quarters of 2016 and 2015 for major maintenance.  Total plant production volumes were 10 MBPD for the first quarter of 2016 compared to 8 MBPD for the same quarter of 2015.

Gross operating margin for Enterprise's butane isomerization and related operations increased to $16 million for the first quarter of 2016 from $7 million for the first quarter of 2015, primarily due to higher volumes.  Butane isomerization volumes increased 77 percent to 110 MBPD for the first quarter of 2016 from 62 MBPD for the same quarter of 2015.

Offshore Pipelines & Services
Enterprise closed on the sale of its offshore Gulf of Mexico business on July 24, 2015.  As a result, the partnership had no contribution to gross operating margin from these assets in the first quarter of 2016 compared to $46 million for the first quarter of 2015.

Non-GAAP Financial Measure

We evaluate segment performance based on the non-generally accepted accounting principle ("non-GAAP") financial measure of gross operating margin.  Gross operating margin (either in total or by individual segment) is an important performance measure of the core profitability of our operations.  This measure forms the basis of our internal financial reporting and is used by our executive management in deciding how to allocate capital resources among business segments.  We believe that investors benefit from having access to the same financial measures that our management uses in evaluating segment results.  The GAAP financial measure most directly comparable to total segment gross operating margin is operating income.

The following table presents a reconciliation of total segment gross operating margin to operating income for the periods indicated (dollars in millions):

Enterprise Products Partners L.P.
Gross Operating Margin – UNAUDITED
($ in millions)
	For the Three Months Ended March 31,
	2016	2015
Total gross operating margin (non-GAAP)	$1,318.5	$1,334.4
Adjustments to reconcile non-GAAP gross operating margin to GAAP operating income:
Subtract depreciation, amortization and accretion expense amounts not reflected in gross operating margin	(358.2)	(345.3)
Subtract non-cash asset impairment charges not reflected in gross operating margin	(1.7)	(33.3)
Add net gains or subtract net losses attributable to asset sales not reflected in gross operating margin	(4.9)	0.1
Subtract non-refundable deferred revenues attributable to shipper make-up rights on new pipeline projects reflected in gross operating margin	(7.1)	(30.7)
Add subsequent recognition of deferred revenues attributable to make-up rights	12.9	20.1
Subtract general and administrative costs not reflected in gross operating margin	(43.9)	(49.3)
Operating income (GAAP)	$915.6	$896.0

In total, gross operating margin represents operating income exclusive of (1) depreciation, amortization and accretion expenses, (2) impairment charges, (3) gains and losses attributable to asset sales and (4) general and administrative costs.  In addition, gross operating margin includes equity in income of unconsolidated affiliates and non-refundable deferred transportation revenues relating to the make-up rights of committed shippers associated with certain pipelines. Gross operating margin by segment is calculated by subtracting segment operating costs and expenses (net of the adjustments noted above) from segment revenues, with both segment totals before the elimination of intercompany transactions.  In accordance with GAAP, intercompany accounts and transactions are eliminated in consolidation.  Gross operating margin is exclusive of other income and expense transactions, income taxes, the cumulative effect of changes in accounting principles and extraordinary charges.  Gross operating margin is presented on a 100 percent basis before any allocation of earnings to noncontrolling interests.

Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description
99.1	Enterprise Products Partners L.P. earnings press release dated April 28, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTERPRISE PRODUCTS PARTNERS L.P.
By: Enterprise Products Holdings LLC, its General Partner

Date: April 28, 2016	By:	/s/ Michael J. Knesek
	Name:	Michael J. Knesek
	Title:	Senior Vice President, Controller and Principal Accounting Officer of Enterprise Products Holdings LLC

Exhibit Index

Exhibit No.	Description
99.1	Enterprise Products Partners L.P. earnings press release dated April 28, 2016.